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                                                                  Exhibit 10 (i)



     INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Post Effective Amendment No. 2 to the Registration Statement No. 333-11131 of New England Variable Account (the "Separate Account") of Metropolitan Life Insurance Company (the "Company") of our report dated April 17, 1998 on the financial statements of the Separate Account for the years ended December 31, 1997 and 1996, and of our report dated February 12, 1998, except for note 17, as to which the date is March 12, 1998, on the financial statements of the Company for the years ended December 31, 1997 and 1996, appearing in the Statement of Additional Information, which is part of such Registration Statement.

     We also consent to the reference to us under the heading "Experts" in such Statement.



     DELOITTE & TOUCHE LLP
     Boston, Massachusetts
     April 28, 1998